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EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of The New York Times Company on Form S-3 of our report, dated January 27, 1999, appearing in the Annual Report on Form 10-K of The New York Times Company for the year ended December 27, 1998.

    We consent to the use in this Registration Statement of The New York Times Company on Form S-3 of our report, dated January 20, 2000, related to the combined financial statements of Times Company Digital (a division of The New York Times Company) ("TCD") appearing in the Prospectus, which is part of this Registration Statement, and of our report, dated January 20, 2000, related to the combined financial statement schedule of TCD appearing elsewhere in this Registration Statement.

    We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
New York, New York

January 28, 2000